UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 13, 2009 (August 7, 2009)

US DATAWORKS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-15835	84-1290152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Sugar Creek Blvd., 5th Floor Sugar Land, Texas	77478
(Address of principal executive offices)	(Zip Code)

    (281) 504-8000
(Registrant’s telephone number,
including area code)

                     N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

(a)   On August 7, 2009, in connection with the appointment of Randall J. Frapart as Chief Financial Officer, US Dataworks, Inc. (the “Company”) entered into an engagement agreement with Mr. Frapart and Albeck Financial Services, Inc. (“Albeck”) pursuant to which Mr. Frapart will serve as the Company’s Chief Financial Officer (the “Agreement”).  The terms and conditions of the Agreement include the following:

(1)
The term of the Agreement is for a one-year period beginning effective as of July 15, 2009, with the term automatically extending for successive one-year periods unless either party provides the other party with a non-renewal notice at least sixty days prior to the end of the applicable term.

(2)	The fees payable to Albeck for Mr. Frapart’s services as the Company’s Chief Financial Officer under the Agreement will be $15,000 per month plus reasonable out-of-pocket expenses.

(3)
The Agreement provides that, in connection with his appointment, Mr. Frapart is to be granted a stock option to purchase 400,000 shares of the Company’s common stock at an exercise price of $0.28 per share, which was the closing sales price of the Company’s common stock on August 7, 2009, the date the Agreement was entered into.  The stock option will vest on the earlier to occur of (i) July 15, 2010 or (ii) the date on which Mr. Frapart becomes a full-time employee of the Company.  The stock option will be deemed forfeited and canceled if prior to its vesting, the Agreement is terminated for any reason or either party provides a non-renewal notice to the other party.  The stock option will be governed by the US Dataworks, Inc. Amended and Restated 2000 Stock Option Plan, as amended (the “Stock Plan”) and the written stock option agreement evidencing the grant.

(4)
The Agreement provides that Mr. Frapart will be eligible to receive performance bonuses consistent with the performance bonus eligibility of other executive officers reporting to the Chief Executive Officer of the Company.

(5)
The Agreement provides that Mr. Frapart and Albeck are bound by (i) certain confidentiality and non-disclosure obligations during the term of the Agreement and at all times thereafter, (ii) certain non-compete obligations during the term of the Agreement and for a period of six months thereafter, and (iii) certain non-solicitation obligations during the term of the Agreement and for a period of one year thereafter.

(6)
The Agreement provides that (i) Mr. Frapart will be entitled to the same indemnification from the Company for his acts and omissions as an officer of the Company to which other officers of the Company are entitled and (ii) Mr. Frapart and, if possible, Albeck will be included as named insureds under the Company’s D&O and other liability insurance policies.

(7)
The Agreement provides that the Company may terminate the Agreement for any reason provided that if the termination is not for Cause (as defined in the Agreement), the Company will be obligated to pay Albeck a termination fee equal to the lesser of (i) $45,000 and (ii) the amount of services fees remaining to be paid for the remaining term of the Agreement (the “Termination Fee”).  In addition, if the Company materially breaches the Agreement and fails to cure such breach, Albeck may terminate the Agreement, in which case the Company will be obligated to pay Albeck the Termination Fee.

(8)	The Agreement provides that the obligations of Mr. Frapart and Albeck under the Agreement are joint and several.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is attached to this Current Report as an exhibit and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided under Item 1.01 is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(a)	Exhibits

10.1	Engagement Agreement by and among US Dataworks, Inc., Albeck Financial Services, Inc. and Randall J. Frapart dated as of August 7, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 13, 2009

US DATAWORKS, INC.

By:	/s/ Charles E. Ramey
Charles E. Ramey
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10. 1	Engagement Agreement by and among US Dataworks, Inc., Albeck Financial Services, Inc. and Randall J. Frapart dated as of August 7, 2009.